Exhibit 10.12

OPTION GRANT AGREEMENT
(INTERNATIONAL EMPLOYEES)

###GRANT_DATE###

###PARTICIPANT_NAME###

PERSONAL AND CONFIDENTIAL

BY EMAIL

Dear ###PARTICIPANT_NAME###

I am pleased to confirm that you have been granted options (the “Options”) to purchase common shares (“Common Shares”) in the capital of Canopy Growth Corporation (“Canopy Growth”) under Canopy Growth’s Omnibus Equity Incentive Plan, as the same may be amended from time to time (the “Plan”).

This letter agreement shall constitute an “Award Agreement” as defined under the Plan. Other than as set out herein, the Options shall be subject in all respects to the terms and conditions of the Plan, a copy of which you have received, and which is available to you via Shareworks. We encourage you to review the Plan in detail.

Number of Common Shares subject to the Options:	###TOTAL_AWARDS### (the “Option Shares”)
Date of Grant:	###GRANT_DATE### (the “Grant Date”)
Exercise Price (per Common Share):	###GRANT_PRICE### (the “Exercise Price”)
Vesting:

Subject always to the right of Canopy Growth to cancel such Options on earlier dates in accordance with the provisions of the Plan, the Options will vest and be exercisable in tranches representing 1/3 of the total grant on the following dates:

###VEST_SCHEDULE_TABLE###

Options will vest as set forth in the table above, unless:

(a) Your employment, consulting agreement or arrangement is terminated by Canopy Growth or a Related Entity for Cause (as defined in the Plan), in which case any portion of this Option that has not been exercised, surrendered or settled as of the Termination Date (as defined in the Plan) shall be immediately forfeited and cancelled as of the Termination Date.

(b) Your employment, consulting agreement or arrangement is terminated by Canopy Growth or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by you, or on account of you becoming Disabled, or by reason of death, there will be no further vesting of any unvested Options after the Termination Date.

Exercise Rights:

Options shall only be exercisable with respect to vested Option Shares, and shall be subject to the following additional restrictions:

If your employment, consulting agreement or arrangement is terminated by Canopy Growth or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by you, or on account of you becoming Disabled, or by reason of death, any vested Options may be exercised by you at any time during the period that terminates on the earlier of: (A) the Expiry Date of the Option; and (B) the date that is three months after the Termination Date.

In the event that the Option expires at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of Canopy Growth exists, the expiry of the Option will be delayed until the earlier of (i) the date that is 2 Business Days after which such scheduled blackout terminates or (2) there is no longer such undisclosed material change or material fact.

Expiry Date:	###EXPIRY_DATE###
Confidentiality

The terms of this Options grant are confidential, and we expect that you will maintain the confidentiality of the grant and not disclose details to other members of the Canopy Growth team or anyone outside Canopy Growth.

All awards issued pursuant to the Plan are administered by Shareworks, or another awards administrator as may be designated by Canopy Growth from time to time. The exercise of vested Options must be completed through your Shareworks account and according to the instructions provided by Shareworks or any other awards administrator that Canopy Growth may designate from time to time. Upon the payment of the Exercise Price in respect of the selected number of vested Options, according to the instructions provided by Shareworks, you will be issued the corresponding number of Common Shares.

Section 10.2 of the Plan (Change in Control) shall not apply to any Awards (including the Options) granted hereunder unless otherwise determined by the Plan Administrator (as such term is defined in the Plan).

As a condition to the grant of your Options, you are required to indicate your acceptance of this Award Agreement and the terms and conditions of the Plan by signing the acknowledgement electronically at the foot of this letter. If there is any inconsistency between the terms of this Award Agreement and the Plan, you acknowledge that the terms of the Plan shall govern. Canopy Growth may require, as a condition to the issuance of Common Shares pursuant to the exercise of the Options, that in addition to the exercise price you also pay to Canopy Growth any federal, provincial/state or local withholding taxes required by law to be withheld in respect of the exercise of the Options.

The Options are intended to provide you with an opportunity to share in the potential future growth of Canopy Growth. It recognizes your value and the significant impact that your ideas, enthusiasm and hard work will have in making Canopy Growth a success.

It is through working together as a team that we can make Canopy Growth a leader in our field.

Yours very truly,

CANOPY GROWTH CORPORATION

By:

###SIGNATURECEO###

Name: David Klein

Title: CEO

I accept the Options on the terms described in this Award Agreement and understand and agree that my Options are subject in all respects to the terms and conditions of the Award Agreement and the Plan. I have read, understood and agree to comply with the terms of this Award Agreement and the Plan.

###PARTICIPANT_NAME### ###HOME_ADDRESS### ###ACCEPTANCE_DATE###

Signature Address Accepted